Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-63758, 333-81326 and 333-128082) of our report dated April 19, 2007 on our audit of the consolidated financial statements of SpectRx, Inc. (the "Company"), which included explanatory paragraphs regarding the Company's change in accounting principle for its method of accounting for stock-based compensation and the Company's ability to continue as a going concern included in the 2006 annual report on Form 10-KSB.

/s/ Eisner LLP

New York, New York

April 19, 2007